Exhibit 99.1

VIEWPOINT, INC. AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2017

(With Independent Auditors’ Report Thereon)

VIEWPOINT, INC. AND SUBSIDIARIES

Independent Auditors’ Report

The Board of Directors

Viewpoint, Inc.:

We have audited the accompanying consolidated financial statements of Viewpoint, Inc. and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2017, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Viewpoint, Inc. and its subsidiaries as of December 31, 2017, and the results of their operations and their cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Portland, Oregon

March 30, 2018

VIEWPOINT, INC. AND SUBSIDIARIES

Consolidated Balance Sheet

December 31, 2017

(In thousands, except share data)

2017
Assets
Current assets:
Cash and cash equivalents	$19,248
Accounts receivable, net of allowance for doubtful accounts of $1,157	15,844
Prepaid expenses	10,329
Other assets	961

Total current assets	46,382
Property and equipment, net	9,542
Goodwill	194,668
Intangible assets, net	106,255
Other long term assets	1,043

$357,890

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$10,042
Accrued payroll, payroll taxes and benefits	9,729
Income taxes payable	1,490
Deferred revenue	31,523
Current portion of long-term debt	2,551

Total current liabilities	55,335
Deferred rent	3,583
Long-term debt	291,906
Other long term liabilities	334
Deferred tax liabilities	2,259

Total liabilities	$353,417

Stockholders’ equity:
Common stock, $0.001 par value	1
Additional paid in capital	80,115
Accumulated other comprehensive income	8
Accumulated deficit	(75,651)

Total stockholders’ equity	4,473

$357,890

See accompanying notes to consolidated financial statements.

VIEWPOINT, INC. AND SUBSIDIARIES

Consolidated Statement of Operations

Year ended December 31, 2017

(In thousands)

2017
Net sales:
License fees	$17,824
Professional services	26,968
Recurring and other	110,372

155,164

Cost of sales:
License fees	1,307
Professional services	20,711
Recurring and other	25,403
Amortization of intangible assets	5,490

52,911

Gross profit	102,253

Operating expenses:
Selling and marketing	37,160
Research and development	20,705
General and administrative	37,867
Amortization of intangible assets	7,645

103,377

Loss from operations	(1,124)

Other income (expense):
Interest expense	(12,826)
Other income, net	3,579

(9,247)

Loss before taxes	(10,371)
Income tax benefit	(4,573)

Net loss	$(5,798)

See accompanying notes to consolidated financial statements.

VIEWPOINT, INC. AND SUBSIDIARIES

Consolidated Statement of Comprehensive Loss

Year ended December 31, 2017

(In thousands)

2017
Net loss	$(5,798)
Other comprehensive loss, net of tax:
Net foreign currency translation losses	(586)

Comprehensive loss	$(6,384)

See accompanying notes to consolidated financial statements.

VIEWPOINT, INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity

Year ended December 31, 2017

(In thousands, except share data)

				Accumulated
				other		Total
	Common stock		Additional paid	comprehensive	Accumulated	stockholders’
	Shares	Amount	in capital	income (loss)	Deficit	equity
Balance at December 31, 2016	1,000	1	107,628	594	(70,374)	37,849
Share-based compensation	—	—	1,447	—	—	1,447
Distribution to parent	—	—	(29,000)	—	—	(29,000)
Net loss	—	—	—	—	(5,798)	(5,798)
Cumulative effect of new accounting principle in period of adoption	—	—	—	—	521	521
Cumulative translation adjustment	—	—	—	(586)	—	(586)
Exercise of stock options	—	—	40	—	—	40

Balance at December 31, 2017	1,000	$1	80,115	8	(75,651)	4,473

See accompanying notes to consolidated financial statements.

VIEWPOINT, INC. AND SUBSIDIARIES

Consolidated Statement of Cash Flows

Year ended December 31, 2017

(In thousands)

2017
Cash flows from operating activities:
Net loss	$(5,798)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,648
Bad debt expense	45
Debt extinguishment	534
Share based compensation	1,447
Loss on disposal of property and equipment	173
Deferred taxes	(5,360)
Unrealized foreign currency gain	(5,499)
Other	310
Changes in operating assets and liabilities (net of acquisitions):
Accounts receivable	3,885
Prepaid expenses, deposits and advances	(2,086)
Accounts payable and accrued expenses	911
Accrued payroll, taxes and benefits	(853)
Taxes payable/receivable	835
Deferred revenue	11,466
Deferred rent	106

Net cash provided by operating activities	17,764

Cash flows from investing activities:
Purchases of property and equipment	(1,709)
Proceeds from sale of property and equipment	—
Acquisitions of business, net of cash acquired	(181,021)
Capitalized software development costs	(4,778)

Net cash used in investing activities	(187,508)

Cash flows from financing activities:
Borrowings on long-term debt	305,000
Repayments of long-term debt	(86,822)
Debt issuance costs	(12,368)
Exercise of stock options	40
Principal payments on capital lease obligations	(695)
Distribution to parent	(29,000)

Net cash provided by financing activities	176,155
Effect of foreign currency rate changes on cash and cash equivalents	(223)

Net increase in cash and cash equivalents	6,188
Cash and cash equivalents at beginning of year	13,060

Cash and cash equivalents at end of year	$19,248

Supplementary disclosures of cash flow information:
Cash paid during the year for:
Interest	$11,747
Income taxes, net of refunds received	480

See accompanying notes to consolidated financial statements.

VIEWPOINT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017

(1)	Significant Accounting Policies

(a)	Nature of Operations

Viewpoint, Inc. and subsidiaries, (the Company, We) is a provider of construction management software, providing an integrated construction software management platform developed specifically for the needs of the construction industry that helps contractors and construction firms improve efficiency and increase profitability. The Company’s software is architected to be deployed via the web from a multi-tenant SaaS environment, to iOS and Android-based tablets and smartphones, and via on-premise installations in client-server environments. The Company’s solutions can be acquired and deployed individually or as a full suite to meet customers’ unique requirements.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: Viewpoint Construction Software Canada, Inc., Viewpoint Australia FinCo Pty Ltd, Viewpoint Construction Software Australia Pty Ltd., Viewpoint Software Pty Ltd., Viewpoint Software NZ Ltd., Jobpac Ltd, VCS (Holdings UK) Ltd., Riverside Top Co. Ltd., Riverside Acquisitions Ltd., 4Projects Holdings Ltd., 4Projects Ltd., 4Projects Management Ltd., 4Retail Ltd., 4Projects Inc., 4Projects Solutions Inc., 4Projects FZE, Mobile Computing Systems Ltd. and Associated Computer Systems Inc, D&C Parent LLC, Dexter and Chaney, LLC. All interdivision and intercompany accounts and transactions have been eliminated in consolidation.

Viewpoint is a wholly owned subsidiary of Waterfall Intermediate Holdings, Inc. (see note 9)

(b)	Principles of Consolidation and Presentation

The accompanying Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. All inter-company accounts and transactions have been properly eliminated in consolidation.

(c)	Cash and Cash Equivalents

The Company considers all cash accounts which are not subject to withdrawal restrictions or penalties, and certificates of deposit and repurchase agreements with original maturities of 90 days or less to be cash or cash equivalents.

(d)	Concentrations of Credit Risk

The Company grants credit to its customers, primarily civil, highway, specialty and general construction contractors throughout the United States, Canada, England and Australia. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company’s customer base and their dispersion across geographic areas.

The Company places its cash and cash equivalents with various high quality financial institutions; these deposits may exceed federally insured limits at various times throughout the year.

VIEWPOINT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017

(e)	Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for uncollectible amounts. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Account balances are considered delinquent if payment is not received by the due date. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the Consolidated Statements of Cash Flows. No customers represented 5% or more of accounts receivable at December 31, 2017. The Company does not have any off-balance-sheet credit exposure related to its customers.

(f)	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Repairs and maintenance are expensed as incurred. Property and equipment under capital lease are stated at the present value of minimum lease payments. Depreciation is calculated on the straight-line method over the estimated useful lives of the various assets. Property and equipment held under capital lease are amortized on a straight line basis over the shorter of the lease term or estimated useful life of the asset. Estimated useful lives of property and equipment range from 3 to 15 years. Upon disposal of assets, the costs of assets and the related accumulated depreciation are removed from the accounts. Gains or losses on disposal are reflected in current earnings.

(g)	Revenue Recognition

For its software arrangements, the Company recognizes and defers revenue using the residual method pursuant to the software revenue recognition requirements of ASC 985-605. Under the residual method, revenue is recognized in a multiple element arrangement when vendor-specific objective evidence (VSOE) of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more of the delivered elements in the arrangement. VSOE is determined for support and maintenance and professional services elements based upon the pricing in comparable transactions when the element is sold separately. At the outset of the arrangement with the customer, the Company defers revenue for the fair value of its undelivered elements (e.g., support and maintenance and professional services) and recognizes revenue for the remainder of the arrangement fee attributable to the elements initially delivered in the arrangement (e.g., software license).

For hosted or time based subscription arrangements, revenues are recognized ratably over the contract term of the arrangement beginning on the date that our service is made available to the customer. Amounts that have been invoiced are recorded in revenue or deferred revenue, depending on whether the revenue recognition criteria have been met.

For multiple element arrangements which may include software and nonsoftware deliverables, the Company follows the multiple element guidance of ASC 605-25. Where applicable, the Company allocates revenue to each element based on its relative selling price to the overall arrangement consideration. The selling price for a deliverable is based on its VSOE, if available, Third Party Evidence (TPE), if VSOE is not available, or Estimated Selling Price (ESP), if neither VSOE nor TPE is available.

Support and maintenance revenue is recognized ratably over the support period, generally one month to one year. Fees for support and maintenance are billed in advance and included in deferred revenue until recognized. Professional services are generally provided on a time and materials basis and revenue from professional services is recognized as services are performed. The Company’s services are not essential to the functionality of the software.

VIEWPOINT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenues in the consolidated statements of operations.

(h)	Cost of Sales

License fees included within cost of sales on the consolidated statement of operations represent license royalties paid to third party software providers.

(i)	Software Development Costs

The Company accounts for the costs of software to be marketed in compliance with ASC 985-20, Costs of Computer Software to be Sold, Leased or Otherwise Marketed. This policy is applicable to products that are licensed and transferred to a client who takes custody of the software. Such software development costs are expensed as incurred until technological feasibility of the product is established. Development costs incurred subsequent to technological feasibility are capitalized and amortized on a straight line basis over the estimated economic life of the product. Capitalization of computer software costs is discontinued when the computer software product is available to be sold. The Company has determined that technological feasibility is established late in the product development cycle, typically near product completion. Post-technological feasibility product development costs are typically considered immaterial, and therefore, the Company has no software development costs to be sold, leased, or otherwise marketed capitalized on the balance sheet.

The Company capitalizes certain software development costs incurred in connection with developing or obtaining computer software for internal use during the application development stage provided it’s probable that the software will be used as intended. This includes capitalized software costs developed in connection with the Company’s cloud product offerings which are included in intangible assets on the Company’s balance sheet and amortized to cost of goods sold on a straight-line basis over the estimated useful lives of the developed software. Other capitalized software costs developed or obtained for internal use are included in property and equipment on the Company’s balance sheet and amortized to operating expense on a straight-line basis over their estimated useful lives.

(j)	Deferred Rent

The Company’s operating leases may provide for tenant improvement allowances, lease incentives, rent holidays and rent escalations. In instances where one or more of these items are included in a lease agreement, the Company records a deferred rent liability and amortizes the items on a straight line basis over term of the lease as adjustments to rent expense.

(k)	Financial Instruments

The fair values of financial instruments have been determined through information obtained from management estimates. For certain types of the Company’s financial instruments, including cash and cash equivalents, accounts receivables, accounts payable and accrued expenses, the carrying amounts approximate fair market value due to their short maturities. The carrying amounts of the Company’s line of credit and long-term debt approximates fair market values as interest is incurred at a variable rate based on prevailing financial market conditions or the debt’s fixed rate approximates current borrowing rates.

VIEWPOINT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017

(l)	Advertising

Advertising costs are expensed as incurred. Advertising costs approximated $4.1 million in 2017 and are included in Sales and Marketing expense in the accompanying financial statements.

(m)	Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not to be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

(n)	Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates in these financial statements include accounting for income taxes; assumptions regarding the elements comprising software arrangements, including the distinction between upgrades, enhancements, and new products; the determination of fair value used in the allocation of revenue in multiple element transactions; the point at which technological feasibility is achieved for products; the life cycles of the Company’s products; reserves for uncollectable accounts and sales returns; and valuation estimates of assets and liabilities acquired through business combinations. Actual results could differ from those estimates.

(o)	Long-Lived Assets

Long-lived assets, such as property, plant, and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, depending on the nature of the asset.

(p)	Deferred Revenue

Deferred revenue consists of billings or payments received in advance of revenue recognition from contracts for subscription licenses, perpetual licenses, hosting, professional services and maintenance. Revenues are recognized as the revenue recognition criteria are met. We generally invoice our

VIEWPOINT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017

customers in monthly and increasingly in annual installments. Accordingly, the deferred revenues balance does not represent the total contract value of annual support and maintenance or subscription agreements. Deferred revenue also includes certain deferred professional services fees, which are recognized as hours for services are incurred. Approximately 2% of total deferred revenue as of December 31, 2017 related to deferred professional services revenues.

(q)	Stock Incentive Plan

The Company measures share-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Compensation – Stock Compensation. Stock option compensation expenses are based on the estimated fair value of the underlying option calculated using either the Black-Scholes option pricing model or a Monte Carlo simulation model. Both models require the input of subjective assumptions and judgments, including estimating share price volatility. We determine the expected volatility based on a weighted average of the historical volatility of a peer group of comparable publicly traded companies. For employee stock options that qualify as “plain vanilla” stock options in accordance with Staff Accounting Bulletin No. 110 (SAB 110) issued by the SEC, the expected term is estimated using the simplified method, as defined in SAB 110. The Company has a limited history of stock option exercises, which does not provide a reasonable basis for the Company to estimate the expected term of employee stock options. For all other employee stock options, we estimate the expected life using judgment. The assumptions used in calculating the fair value of the stock option grants represent our best estimates and involve inherent uncertainties and the application of our judgment. As a result, if factors change and we use different assumptions, share-based compensation expense could be materially different in the future.

For employee options that vest based solely on service conditions, the fair value measurement date is generally on the date of grant and the related compensation expense and is recognized on a straight-line basis over the requisite vesting period of the awards.

During 2017, the company issued certain “Performance Options”. The awards vest based on both a required service period as well as based on meeting certain market conditions. As defined by the plan, the market condition would be measured based on a liquidity event and the timing of any such liquidity event is also a factor in the calculation of vesting.

We measure the fair value of Performance Options using Monte Carlo simulations, consistent with the fair value principles of Topic 718, since these awards vest based upon market conditions. Expense is recognized over a derived service period determined by the Monte Carlo simulation.

The input factors used in the valuation model are based on subjective future expectations combined with management’s judgment. These judgments include expected volatility, which is based on a weighted average of the historical volatility of a peer group of comparable publicly traded companies. The Company has applied an expected dividend yield of 0% as the Company has not historically declared a dividend and does not anticipate declaring a dividend during the expected life of the awards. The risk-free rate is based upon the US Treasury yield curve in effect at the time of the grant, with a term that approximates the expected life of the awards. The compensation expense is recorded only at the time of a liquidity event and therefore no compensation costs related to these awards has been recorded. The assumptions used in calculating the fair value of the Performance Options represent our best estimates and involve inherent uncertainties and the application of our judgment. As a result, if factors change and we use different assumptions, share-based compensation expense related to the Performance Options could be materially different in the future.

VIEWPOINT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017

(r)	Commissions

Commissions are recorded as a component of selling and marketing expenses and consist of the variable compensation paid to our direct sales force. Generally, sales commissions are earned and recorded as an expense at the time that a customer has entered into a binding purchase agreement. Commissions paid to sales personnel are recoverable only in the case that we cannot collect against any invoiced fee associated with a sales order. Hosted software sales commissions and commissions earned on subscription of term license arrangements are deferred and recognized ratably over the term of the contract. Commission expense was $6.5 million for the year ended December 31, 2017.

(s)	Foreign Currency Translation

Local currencies are the functional currencies of the Company’s foreign subsidiaries. The Company translates assets and liabilities of foreign operations to U.S. dollars at current rates of exchange and revenues and expenses are translated using weighted average exchange rates. The Company includes foreign currency translation adjustments in stockholders’ equity as a component of accumulated other comprehensive income (loss).

(t)	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(u)	Indemnifications and Warranties

The Company’s product license and services agreements include a limited indemnification provision for claims from third parties relating to the Company’s intellectual property. The indemnification is generally limited to the amount paid by the customer. To date, claims under such indemnification provisions have not been significant.

The Company is required by its by-laws to indemnify directors and officers, and may indemnify other employees and agents, for liabilities arising out of their relationship with the Company and may enter into contracts under which it agrees to indemnify these persons for liabilities arising out such relationships.

In the event that an indemnification claim is made against the Company, an adverse outcome, including a judgment or settlement, may cause a material adverse effect on the Company’s future business, operating results or financial condition. It is not possible to determine the maximum potential amount under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement.

The Company generally provides a warranty for its products and services. To date, the Company’s product warranty expense has not been significant, and accordingly, no warranty reserve is maintained.

(v)	Financial Instruments, Fair Value and Market Risks

The carrying amounts of cash equivalents, accounts receivable, trade payables, accrued liabilities and borrowings approximate fair value because of the short-term nature and current market rates of these instruments.

VIEWPOINT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Level 2: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

(w)	Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, or “ASU 2014-09” which establishes new guidance under which companies will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 also provides for additional disclosure requirements. While ASU 2014-09 was to be effective for annual periods and interim periods beginning after December 15, 2017, on July 9, 2015, the FASB approved the deferral of the effective date to periods beginning on or after December 15, 2018. Accordingly, the Company currently intends to adopt ASU 2014-09 on January 1, 2019, and is currently evaluating the impact that the adoption of ASU 2014-09 will have on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, or “ASU 2016-02.” ASU 2016-02 was issued to increase transparency and comparability among organizations by requiring the recognition of lease assets and lease liabilities on the balance sheet. Most prominent among the amendments is the recognition of assets and liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP. Under the new standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The Company will be required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019. The Company is currently evaluating the impact that the adoption of ASU 2016-02 will have on its consolidated financial statements, we expect the primary impact to our consolidated financial position upon adoption will be the recognition, on a discounted basis, of our minimum commitments under non-cancelable operating leases on our consolidated balance sheets resulting in the recording of right of use assets and lease obligations. Our current minimum commitments under non-cancelable operating leases are disclosed in Note 8.

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation – Improvements to Employee Share-Based Payment Accounting, or “ASU 2016-09.” ASU 2016-09 simplifies the accounting for several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. The new standard is effective for non-public companies for fiscal years

VIEWPOINT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017

beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company has adopted the new standard as of December 31, 2017. As a result, the company has recorded a credit to retained earnings of $0.5 million due to recognition of a deferred tax asset related to stock compensation expensed in previous years.

(2)	Acquisition

Dexter & Chaney LLC

On July 21, 2017, the Company acquired 100% of the membership interests of Dexter & Chaney LLC (“D&C”), a North American based construction software solution developer for $181 million. The acquisition was funded through the issuance of $305 million of new borrowing with a group of lenders led by Credit Suisse, the proceeds of which were used to fund the acquisition, retire the existing Wells Fargo term loan, and for distributions to Waterfall Holdings, a parent of the Company. The Company completed the acquisition for the purpose of acquiring D&C’s customer relationships, developed technology, trade name, market presence, cross-selling opportunities, revenue and cost synergies and their knowledgeable and experienced workforce.

The Company accounted for the transaction using the acquisition method and, accordingly, the consideration has been allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The purchase price allocation was prepared on a preliminary basis and is subject to further adjustments as additional information becomes available concerning the fair value of the assets acquired and liabilities assumed. The Company expects to continue obtaining information to assist it with determining the fair values of the net assets acquired during the measurement period. Preliminary estimates of working capital assets and liabilities acquired were determined based on replacement cost and represent Level 1 measurements within the fair value hierarchy. The preliminary fair value of deferred revenue was estimated by determining the discounted, after tax cost of fulfilling the obligation plus a normal profit margin and represents a Level 3 measurement within the fair value hierarchy. The preliminary fair value of intangibles assets were estimated using either the income approach or the market approach. The customer relationships were valued using the excess earnings method, and the existing technology and trade names were valued using the relief-from-royalty method. The inputs and assumptions used in the valuations included projected revenue, royalty rates, discount rates, useful lives and income tax rates, among others. The development of a number of these inputs and assumptions in the model required a significant amount of management judgment and is based upon a number of factors, including the selection of royalty rates, growth rates and other relevant factors. These fair value measurements constitute Level 3 measurements within the fair value hierarchy.

The purchase price in excess of the fair value of the tangible and identified intangible assets acquired less liabilities assumed is recognized as goodwill, of which identified intangible assets and goodwill of $88.0 million is expected to be tax deductible.

VIEWPOINT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017

Goodwill is primarily attributed to expected synergies resulting from the acquisition. The purchase price includes the transaction value paid per the purchase agreement less the final working capital adjustment. Other transaction costs of $4.3 million related to the acquisition were charged to expense as incurred and are recorded as a component of General and Administration expense in the statement of operations. The preliminary purchase price allocation is as follows (in thousands):

Total purchase price, net of cash acquired	$181,021
Fair value of net tangible assets acquired and liabilities assumed:
Assets	7,471
Liabilities	(6,271)

1,200
Fair value of identifiable intangible assets acquired	63,200

Goodwill	$116,621

Preliminary Valuation of Identifiable Intangible Assets Acquired

The following table summarizes the preliminary values of intangible assets acquired in connection with the acquisition (in thousands):

	Fair Value	Estimated life (years)
Customer relationships	$31,900	10
Developed technology	18,900	7
Trade name	12,400	10

Total intangible assets subject to amortization	$63,200

The Company is amortizing developed technology asset as an intangible within the cost of sales section of the Consolidated Statement of Operations over the respective estimated life of the intangible asset. Customer relationships and trade name assets are being amortized as an expense within the operating expenses section of the Consolidated Statement of Operations over the respective estimated life of each intangible asset.

VIEWPOINT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017

(3)	Property and Equipment

Property and equipment consist of the following at December 31 (in thousands):

2017
Leasehold improvements	$9,863
Computer equipment	3,868
Furniture	3,545
Software	1,976
Construction in progress and equipment deposits	271

19,523
Less accumulated depreciation	(9,981)

$9,542

The Company also leases office equipment through capital leases. Accumulated amortization amounted to $0.4 million at December 31, 2017. Amortization of this equipment is included in depreciation expense.

Total depreciation for the year ended December 31, 2017 was $2.8 million.

(4)	Intangible Assets

Intangible assets consist of the following at December 31 (in thousands):

2017
Software development costs	$11,922
Acquired developed technology	52,602
Customer relationships	71,634
Noncompete agreements	500
Trade name	16,282

152,940
Less accumulated amortization	(46,685)

$106,255

The Company capitalized $4.8 million of internally developed software costs in 2017. Amortization expense for intangible assets was $14.8 million in 2017.

VIEWPOINT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017

The estimated future annual amortization expense of intangible assets, based on preliminary purchase accounting, is as follows (in thousands):

Years ending December 31:
2018	$17,290
2019	16,680
2020	16,145
2021	15,053
2022	13,291
Thereafter	27,796

$106,255

(5) Goodwill

The roll-forward of activity related to goodwill was as follows (in thousands):

Balance at December 31, 2016	$75,124
Changes in foreign exchange rate	(2,923)
Purchase of Dexter & Cheney	116,621

Balance at December 31, 2017	$194,668

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is reviewed for impairment at least annually. In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment, which provides an entity the option to perform a qualitative assessment to determine whether it is more-likely than-not that the fair value of a reporting unit is less than its carrying amount prior to performing the two-step goodwill impairment test. If this is the case, the two-step goodwill impairment test is required. If it is more-likely than-not that the fair value of a reporting unit is greater than its carrying amount, the two-step goodwill impairment test is not required.

If the two-step goodwill impairment test is required, first, the fair value of the reporting unit is compared with its carrying amount (including goodwill). If the fair value of the reporting unit is less than its carrying amount, an indication of goodwill impairment exists for the reporting unit and the entity must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying amount, it is not necessary to perform step two.

The goodwill recorded on the Company’s books relates primarily to acquisitions made during 2014 and 2017. The Company performed a qualitative assessment of goodwill in 2017 and after performing step one, determined that no indicators were present to suggest that the fair value is less than the carrying amount. Accordingly, no impairment loss was recorded in 2017.

VIEWPOINT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017

(6)	Debt

Long term debt consists of the following at December 31 (in thousands):

2017
Term loans	$304,475
Unamortized loan fees	(10,594)
Capital leases	576

294,457
Less current portion	2,551

Balance at December 31	$291,906

On July 21, 2017, the Company executed new syndicated debt agreements with Credit Suisse AG, Cayman Island Branch (“Credit Suisse”) for a total of $305 million, extinguished the existing term loan with Wells Fargo bank, and expensed the remaining unamortized loan fees of $0.5 million. The Company incurred $12.4 million in loan fees associated with the issuance of the Credit Suisse debt, which are recorded as a reduction in the carrying value of debt on our consolidated balance sheet.

As of December 31, 2017, the Company has a First Lien Loan of $210 million and a Second Lien Loan of $95 million outstanding as well as a Revolving Credit Loan with undrawn but available borrowings of $30 million, the “Credit Agreements”, and are backed by a group of lenders led by Credit Suisse. The Credit Agreements were primarily used to fund the acquisition of Dexter and Chaney, payoff existing Wells Fargo Term Loans, and to pay distributions to the Company’s parent, Waterfall Holdings, Inc.

The Credit Agreements require varying quarterly payments. The First Lien Loan requires a quarterly principal payment of $0.5 million based on 0.125% of the aggregate principal of the First Lien Loan, $210 million, as well as accrued interest. The interest rate on the First Lien Loan is 4.25% + LIBOR. To the extent not previously paid, all outstanding amounts, together with accrued and unpaid interest, shall be due and payable on the maturity date, July 20, 2024. As of December 31, 2017, the all-in interest rate on the First Lien Loan was 5.56%. The Second Lien Loan only requires a quarterly payment of the interest accrued during the quarter. The interest rate on the Second Lien Loan is 8.25% + LIBOR. As of December 31, 2017, the all-in interest rate on the Second Lien Loan was 9.56%. The principal and any accrued and unpaid interest shall be due and payable on the maturity date, July 20, 2025. The Revolving Credit Loan was not drawn on as of December 31, 2017 but an unused Facility fee is due on a quarterly basis and is based on the amount of the unused portion of the Facility at an annual rate of 0.50%.

VIEWPOINT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017

The Credit Agreements do not contain any financial covenants that are in effect at December 31, 2017. The agreements do contain financial covenants with respect to the Revolving Credit Loan that become effective March 31, 2018.Maturities on long-term debt and capital lease payments as of December 31, 2017 are as follows for the years ending December 31 (in thousands):

2018	2,556
2019	2,225
2020	2,100
2021	2,100
2022	2,100
Thereafter	293,975

Total debt service payments	305,056
Less amounts representing interest and discount	(5)

Present value of long term debt	$305,051

(7)	Commitments and Contingencies

The Company leases office equipment and office space in Oregon, Washington, Pennsylvania, Australia, and the United Kingdom under operating leases, which expire at various dates through 2022.

Total rent expense for the year ended December 31, 2017 was $3.7 million.

Future minimum rental payments under noncancelable leases as of December 31, 2017 are as follows (in thousands):

	Capital lease	Operating leases
2018	456	3,385
2019	125	3,175
2020	—	3,125
2021	—	2,919
Thereafter	—	10,118

Total minimum lease payments	581	$22,722

Less amounts representing interest	(5)

Present value of minimum lease payments	$576

The Company is also involved in certain litigation matters arising in the ordinary course of business. In the opinion of the Company’s management, these actions will not have a material effect, if any, on the Company’s financial position, results of operations, or liquidity.

VIEWPOINT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017

(8)	Income Taxes

Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following (in thousands):

2017
Federal tax, at statutory rate of 34%	$(3,544)
State and local income taxes, net of federal tax benefit	(1,265)
Tax credits	(997)
Permanent items and other	(1,822)
Foreign	(784)
Valuation allowance	3,839

Total income tax benefit	$(4,573)

The difference between the expected tax expense computed by applying the federal statutory rate of 34% to income before taxes, and the actual tax expense is primarily due to the benefit of federal and state credits, state and foreign taxes, and nondeductible expense. In addition, for 2017, the rate is adjusted due to the federal rate change impact on the Company’s deferred taxes per the Tax Cut and Jobs Act, but that benefit is somewhat offset by an increase in the domestic valuation allowance.

The domestic and international components of loss before income tax benefit are presented as follows (in thousands):

2017
Domestic	$(19,561)
International	9,190

Loss before taxes	$(10,371)

2017
Income taxes:
Current:
Federal	$(274)
State	161
Foreign	1,421

Total current	1,308

Deferred:
Federal	(3,948)
State	(1,421)
Foreign	(512)

Total deferred	(5,881)

Total income tax benefit	$(4,573)

VIEWPOINT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017

The components of deferred tax assets (liabilities) at December 31 were as follows (in thousands):

2017
Deferred tax assets:
Accrued expenses and reserves	$2,545
Deferred rent	1,084
Intangibles and fixed assets	3,599
Credits	5,908
Net operating loss	5,256
Other	786
Valuation allowance	(5,478)

Total deferred tax asset	13,700

Deferred tax liabilities:
Goodwill and intangibles	(14,739)
Fixed assets	(1,072)
Other	(142)

Total deferred tax liabilities	(15,953)

Net deferred tax liabilities	$(2,253)

The valuation allowance for deferred tax assets as of December 31, 2017 was $5.5 million . The valuation allowance at December 31, 2017 was primarily related to federal and state net operating losses and tax credit carryforwards and certain UK net operating losses, that in the judgment of management, are not more likely than not to be realized.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax planning strategies in making this assessment.

The Company has state net operating loss carryforwards of approximately $41.5 million, which begin to expire in 2020. The Company has foreign net operation loss carryforwards of approximately $1.0 million that begin to expire in 2034. The Company has federal and state research and development credit carryforwards of approximately $4.7 million and $1.3 million, respectively. The federal credits are available to reduce income taxes through 2037 and begin to expire in 2026. The state credits are available to reduce state income taxes through 2024 and begin to expire in 2017. The Company has foreign tax credits of $0.3 million that are available to reduce income taxes through 2026 and begin to expire in 2023. The Company has alternative minimum tax credits of $0 that do not expire. In addition the Company has a $1.7 million state tax credit related to its capital investments in e-commerce activities and this credit is available to reduce state income taxes through 2021 and begin to expire in 2018.

VIEWPOINT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017

The Company has not recognized a deferred tax liability for the undistributed earnings of its foreign operations that arose in 2017 and prior years as the Company considers these earnings to be permanently reinvested. If the Company plans to repatriate future earnings, those earnings will be exempt from U.S. tax due to the Tax Cuts and Jobs Act. As of December, 31, 2017 the undistributed earnings of these subsidiaries were not significant.

At December 31, 2017 the Company’s unrecognized tax benefits totaled $1.6 million if recognized, would affect the effective tax rate. The Company’s ongoing practice is to recognize potential accrued interest and penalties related to unrecognized tax benefits within its global operations in income tax expense. At December 31, 2017, the Company has accrued no interest and penalties. The Company does not expect any significant increases or decreases to its unrecognized tax benefits within the next twelve months.

The Company’s total amounts of unrecognized tax benefits at the beginning and end of the period are as follows (in thousands):

Total
Balance as of December 31, 2016	$1,443
Additions based on tax positions related to the current year	119
Reductions for tax positions of prior years	—

Balance as of December 31, 2017	$1,562

At December 31, 2017, the Company’s statutes of limitations are closed for federal, state and foreign jurisdictions for the years before 2014, 2013 and 2013, respectively. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses or tax credits were generated and carried forward, and make adjustments up to the amount of the net operating losses or credit carry-forward amount.

As of December 31, 2017, the Company has adopted Accounting Standards Update No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Shared-Based Payment Accounting (‘‘ASU 2016-09’’). ASU 2016-09 simplifies how several aspects of share-based payments are accounted for and presented in the financial statements. ASU 2016-09 is effective for non-public companies for annual reporting periods beginning after December 15, 2017. However, the Company has chosen to early adopt. As a result, the Company has recorded a credit to retained earnings of $0.5 million.

The Tax Cuts and Jobs Act was enacted on December 22, 2017. The Act reduces the US federal corporate tax rate from 35% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred, and creates new taxes on certain foreign sourced earnings. The Company recognized the income tax effects of the 2017 Tax Act in the 2017 financial statements in accordance with Staff Accounting Bulletin No. 118. As such, the financial statements reflect the income tax effects of the 2017 Tax Act for which the accounting under ASC Topic 740 is complete and provisional amounts for those specific income tax effects of the 2017 Tax Act for which the accounting under ASC Topic 740 is incomplete but a reasonable estimate could be determined. At December 31, 2017, the Company has not completed accounting for the tax effects of enactment of the Act, primarily around calculations regarding the income tax effects of the deemed repatriation of deferred foreign earnings; however, the Company has made a reasonable estimate of the effects on their existing deferred

VIEWPOINT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017

tax balances. As a result of these reasonable estimates, the Company recognized a provisional benefit amount of $1.5 million which is included as a component of income tax expense from continuing operations. The Company will continue to make and refine the calculations regarding the income tax effects of the deemed repatriation of deferred foreign earnings as additional analysis and guidance is completed.

(9)	Stockholders’ Equity

Waterfall Holdings, Inc. 2014 Stock Option Plan

On June 8, 2014, Waterfall Holdings, Inc. (Viewpoint, Inc.’s parent company) adopted the Waterfall Holdings Inc. 2014 Stock Option Plan (2014 Plan). Options to purchase 11,625,976 shares of Waterfall Holdings, Inc. Class B Common shares were authorized under the 2014 Plan. On November 28, 2017, Waterfall Holdings, Inc. amended the 2014 Plan and increased the number of authorized shares of Class B Common to 12,663,476 shares. Of these options, 50% vest upon achievement of performance goals (Performance Awards) and 50% vest over a five-year period, subject to the optionee’s continued service to the Company (Service-based awards). Options generally expire 10 years from the grant date. In accordance with ASC 718, Compensation – Stock Compensation, the grant of share options in Holding’s common shares is recorded as compensation expense in Viewpoint’s standalone financial statements with a corresponding credit to equity representing Holding’s capital contribution.

The Performance Awards vesting is dependent on the timing and amount of the return to the Waterfall Holdings investors of their investment in the future equity financings. The performance vesting will vary from 50% to 100% if the targeted investment return ranges from 150% to 200% and occurs within two years after the recapitalization. If the event occurs after the two-year period, the targeted return range would have to be from 200% to 300% to achieve the same vesting outcome for any remaining unvested shares. As the awards have a performance condition related to return of capital to the investors based on future equity financings, no compensation expense will be recorded until a qualifying equity financing occurs. Total unamortized compensation associated with these awards is $2.7 million. The fair value of performance-based stock options granted under the 2014 Plan was calculated using a Monte-Carlo simulation with the following assumptions: expected dividend yield of 0%, expected volatility between 50% and 55%, and risk-free interest rate between 2.21% and 2.63%.

The fair value of each Service-based option award for Holding’s common stock is determined on the date of grant using the Black-Scholes-Merton option-pricing model and recognized in earnings on a straight-line basis over the vesting period. The fair value of service-based stock options granted under the 2014 Plan was calculated with the following assumptions:

Valuation assumptions:
Expected dividend yield	—
Expected volatility	49% - 50.1%
Expected term (years)	6
Risk-free interest rate	1.24% - 2.24%

VIEWPOINT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017

Stock option activity during the year ended December 31, 2017 for the 2014 Plan is as follows:

	Number of shares	exercise price	contractual term
Balance at December 31, 2016	9,358,420	$3.97	8.25
Granted	1,367,500	6.00	9.75
Granted	1,350,000	3.97	9.18
Exercised	(11,000)	3.97	—
Forfeited	(1,098,275)	3.97	—

Balance at December 31, 2017	10,966,645	$4.22	7.33

Exercisable at December 31, 2017	2,317,283	$4.22	7.33

During the year ended December 31, 2017, total stock compensation expenses associated with the 2014 Plan was $1.5 million. As of December 31, 2017, 11.0 million options to purchase shares of Holding’s common stock are outstanding with a weighted average exercise price of $4.22 per share and a remaining contractual term of 7.33 years. The weighted average grant date fair value of time-based options granted during 2017 from the 2014 Plan was $2.33 per option. At December 31, 2017, there was $5.6 million of total unrecognized compensation cost related to nonvested time-based stock option awards. This cost is expected to be recognized over a weighted average period of 3.4 years.

As of December 31, 2017, the Company has adopted Accounting Standards Update No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Shared-Based Payment Accounting (‘‘ASU 2016-09’’). ASU 2016-09 simplifies how several aspects of share-based payments are accounted for and presented in the financial statements. ASU 2016-09 is effective for non-public companies for annual reporting periods beginning after December 15, 2017. However, the Company has chosen to early adopt. As a result, the company has recorded a credit to retained earnings of $0.5 million.

(10)	Retirement Plan

The Company has an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. All employees who have completed three months of service and are at least 21 years of age are eligible to participate in the plan. Participating employees may contribute up to 50% (limited to the IRS annual contribution limit) of their income on a pretax basis to the plan, and the Company will make a 50% matching contribution on the first 6% of an employee’s salary deferred in the Plan. The plan also allows for the Company to make additional discretionary contributions. The Company’s matching contributions to the plan were approximately $1.3 million in 2017. No additional discretionary contributions were made in 2017.

VIEWPOINT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017

(11)	Restructuring

In January 2017, the Company decided to better balance its professional services workforce with anticipated demand. The Company announced in March, 2017 that in connection with its plan, it would terminate approximately 25 employees and partially shut down one of its satellite offices. The employees were eligible for separation benefits upon their termination. In 2017, the Company recorded $1.0 million of expense associated with the planned employee terminations and office closure. All costs related to this restructuring were included in General and Administrative expenses in the statement fo operations. At December 31, 2017, liabilities of $0.1 million related to these restructuring activities were included in deferred rent.

In September 2017, the Company adopted a plan to integrate the newly acquired Dexter & Chaney business and to continue to drive improvements and efficiencies in the Company’s existing operations. The Company announced in October 2017 that in connection with its plan, it would terminate approximately 80 employees and close an office located in the United Kingdom and an office located in the United States. The employees were eligible for separation benefits upon their termination. In 2017, the Company recorded $2.0 million of one-time charges, recorded in General and Administrative expenses in the statement of operations, associated with the planned employee terminations. At December 31, 2017, liabilities of $1.6 million related to these restructuring activities were included in accrued expenses and $0.1 million were included in deferred rent.

(12)	Related Party Transactions

On May 5, 2014, the Company entered into an Advisory Agreement with Bain Capital Partners, LLC, (Bain) which will expire in 2024, for which Bain would provide general business advisory services to the Company for an annual fee of $0.5 million and to cover travel and other cost reimbursements. The Advisory Agreement was amended on December 29, 2016, to provide for an annual fee of $1.0 million starting January 1, 2017. Amounts paid to Bain for the year ended December 31, 2017 were $1.8 million which included the advisory fees, reimbursed travel, and other out of pocket expenses.

(13)	Subsequent Events

On March 30, 2018, Viewpoint acquired 100% of the outstanding shareholder interests in a privately owned software company based in North America for approximately $8.8 million. The acquired company provides payroll and human resources services for customers who primarily participate in the construction industry. The Company funded the entire acquisition, including the purchase of working capital, with its existing cash on hand.